EXHIBIT 1

JOINT FILING AGREEMENT

Agreement among CFW Partners, L.P., a Delaware limited partnership, Charles F. Willis, IV and Austin Chandler Willis, whereby, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, each of the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D with respect to the equity securities of Willis Lease Finance Corporation and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In evidence thereof the undersigned, being duly authorized, hereby execute this Joint Filing Agreement in counterpart as of this 18th day of January 2023.

CFW PARTNERS, L.P.

Date: January 18, 2023	By:	/s/ Charles F. Willis, IV
Charles F. Willis, IV,
its General Partner

Date: January 18, 2023	By:	/s/ Charles F. Willis, IV
Charles F. Willis, IV

Date: January 18, 2023	By:	/s/ Austin Chandler Willis
Austin Chandler Willis